April 7, 2015

Ariel Investment Trust,
on behalf of its fund series as
set forth on Appendix I attached hereto
200 East Randolph Drive
Suite 2900
Chicago, Illinois 60601

RE:    Eighth Amendment to Ariel Investment Trust Line of Credit

Ladies and Gentlemen:

        State Street Bank and Trust Company (the “Bank”) has made available to Ariel Investment Trust, a Massachusetts business trust registered under the Investment Company Act (the “Borrower”), on behalf of its fund series from time to time listed on Appendix I attached hereto (each such fund series, an “Fund”), a $125,000,000.00 uncommitted, unsecured demand line of credit (the "Uncommitted Line") as described in a letter agreement dated April 15, 2008, by and among the Borrower and the Bank (as amended, the “Loan Agreement”).  The obligations of the Borrower arising under the Uncommitted Line are evidenced by a promissory note in the original principal amount of $125,000,000.00 dated April 15, 2008 (the "Note").  Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to extend the Uncommitted Line for an additional 364-day period from the date hereof as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, on behalf of the Funds, and the Bank agree as follows:

I.           Amendment to Loan Agreement and Note

1. Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “The Uncommitted Line shall expire on April 5, 2016 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrower or, with respect to any Fund, terminated by the Borrower on behalf of such Fund as provided herein.”

2.           Section II(1) of the Loan Agreement is hereby amended by: (a) deleting the word “and” which appears at the end of Section II(1)(g); (b) deleting the period which appears at the end of Section II(1)(h) and substituting in place thereof a semicolon; and (c) inserting immediately after the end of Section II(1)(h), the following new paragraphs:

(i)           to not, directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise); and

Ariel Investment Trust,
on behalf of its fund series as
set forth on Appendix I attached hereto
April 7, 2015

(j)           to maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Funds and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

3.           Section II(2) of the Loan Agreement is hereby amended by: (a) deleting the word “and” which appears at the end of Section II(2)(k); (b) deleting the period which appears at the end of Section II(2)(l) and substituting in place thereof the following “; and”; and (c) inserting immediately after the end of Section II(2)(l), the following new paragraph:

(m)           (i) none of the Borrower or any Fund, any of the Borrower's or Fund's subsidiaries or any director, officer, employee, agent or affiliate of the Borrower, Fund or any of their subsidiaries is a Person that is, or is owned or controlled by Persons that are (x) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC"), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions") or (y) located, organized or resident of a country or territory that is, or whose government is, the subject of Sanctions; (ii) the Borrower and each Fund has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and Fund and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and (iii) the Borrower, each Fund and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

4.           Section II(3)(b)(i) of the Loan Agreement is hereby amended by deleting such clause in its entirety and substituting the following therefor: “(i) shall fail to perform any term, covenant or agreement contained in any of Sections II(1)(a)-(c), Sections II(1)(d)(iv)–(xiii), or Sections II(1)(i)-(j) hereof; or”.

5.           Section II(5) of the Existing Loan Agreement is hereby amended by deleting the following therefrom: “4 Copley Place, 5th” and substituting the following therefor:  “2 Copley Place, 3rd.”

6.           Section II(15) of the Loan Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical sequence therein:

Ariel Investment Trust,
on behalf of its fund series as
set forth on Appendix I attached hereto
April 7, 2015

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Fund from time to time concerning or relating to bribery or corruption.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust (or series thereof) or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sanctions” has the meaning set forth in Section II(2)(m).

7.           Exhibit B attached to the Loan Agreement is hereby deleted in its entirety and the Exhibit B attached hereto is substituted therefor.

II.           Renewal Fee

As a condition precedent to the effectiveness of this letter agreement, the Borrower shall pay to the Bank on the date of this letter agreement a non-refundable fee of $25,000 for renewing the Uncommitted Line, which fee shall be fully earned by the Bank upon the date of this letter agreement.

III.           Miscellaneous

1.           Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.            The Borrower, for itself and on behalf of each of its Funds, represents and warrants to the Bank as follows:  (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of the Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”):  (i) are, and will be, within the Borrower's or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust or by-laws or other organizational documents of the Borrower or Fund or any law, rule or regulation applicable to the Borrower or Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower or Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower and each Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

Ariel Investment Trust,
on behalf of its fund series as
set forth on Appendix I attached hereto
April 7, 2015

3.           Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Agreement to be governed by the laws of the Commonwealth of Massachusetts.

4.           This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By: __________________________________
Christopher Ducar, Vice President

Agreed to and accepted:

ARIEL INVESTMENT TRUST,
 on behalf of its fund series as
set forth on Appendix I attached hereto

By:   /s/ Jeffrey Rapaport
Name: Jeffrey Rapaport
Title: Vice President

APPENDIX I

List of Borrowers and Funds

Name
Ariel Investment Trust,
on behalf of each of:

Ariel Appreciation Fund
Ariel Discovery Fund
Ariel Global Fund
Ariel International Fund
Ariel Focus Fund
Ariel Fund